UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2012

China Natural Gas, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34373	98-0231607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19th Floor, Building B, Van Metropolis
35 Tang Yan Road, Hi-Tech Zone
Xian, Shaanxi Province, China 710065
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (86) 29-8832-3325

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 2, 2012, Mr. Bode Xu resigned from his position as Chief Financial Officer of China Natural Gas, Inc. (the “Company”) for personal reasons. The Board of Directors has appointed Mr. Zhaoyang Qiao, who currently serves as Financial Manager of the Company, to serve as Chief Financial Officer.

Mr. Qiao, 37, brings over a decade of experience in accounting. Mr. Qiao has been employed at the Company since December 2009 as Financial Manager, where he is responsible for the preparation of the Company’s financial statements under US GAAP and carrying out reforms for Sarbanes-Oxley requirements. Prior to joining the Company, from September 2006 through September 2009, he served as International Financial Supervisor for Fujitsu (Xian) System Engine Co., Ltd., which is a Fortune 500 company primarily engaged in communication equipment, IT equipment and software development. Prior to his employment at Fujitsu Mr. Qiao was an accountant at Xian Janssen Pharmaceutical Co. from July 1998 through September 2006. Mr. Qiao received his bachelor’s degree in Accounting from Shaanxi Finance and Economics College in 1998.

The Company and Mr. Qiao have executed an executive employment agreement (the “Employment Agreement”) effective as of May 2, 2012 (the “Effective Date”) setting forth certain terms of his employment and compensation. Mr. Qiao will serve as CFO for a term of one year ending on May 1, 2013. Mr. Qiao’s annual base salary will be RMB 200,000.

Mr. Qiao has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Qiao had, or will have, a direct or indirect material interest.

The foregoing summary of the terms and conditions of the Employment Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 hereto and which is incorporated by reference into this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement dated as of May 2, 2012 between the Company and Zhaoyang Qiao

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA NATURAL GAS, INC.

Date: May 8, 2012	By :	/s/ Shuwen Kang
Name: Shuwen Kang
Title: Chief Executive Officer